Exhibit 99.1
NEWS RELEASE

For Immediate Release	Contact:	Michael Elich
Interim President and
Chief Executive Officer
	Telephone:	(360) 828-0700

BBSI
ANNOUNCES THE UNTIMELY DEATH OF ITS CHAIRMAN AND CEO

VANCOUVER, WA, January 20, 2011 – Barrett Business Services, Inc. (Nasdaq:  BBSI) announced that William Sherertz, the company's Chairman and CEO, passed away this morning unexpectedly.  Mr. Sherertz was 64 years old.  He had been hospitalized recently for treatment of respiratory failure.

The Board of Directors issued the following statement: “We are shocked and greatly saddened by the passing of Bill Sherertz.  He was a visionary leader, a devoted father to his children and a good friend.  The company's directors and employees, as well as the many people he worked with and mentored over the years, mourn his loss.  We extend our sympathies to his family, particularly his wife and four children, who meant the world to him.”

The Board of Directors appointed Michael Elich, who has been with the company for nearly 10 years, including the past five years as its Chief Operating Officer, as Interim President and Chief Executive Officer.   Before joining BBSI, Mr. Elich was chief operating officer of Skills Resource Training Center, a staffing services company with offices in Idaho, Oregon and Washington.  The Board of Directors also appointed long-time outside director Anthony Meeker as Chairman of the Board.  Mr. Meeker served for seven years as Treasurer of the State of Oregon and retired in 2003 as a Managing Director of Victory Capital Management, Inc.  He also served as chairman of the board of First Federal, a federally chartered savings bank headquartered in McMinnville, Oregon.

Mr. Meeker commented, "I am honored to serve as BBSI's newly appointed independent Chairman.  Over the years, Bill built an exceptional executive management team with long tenures at the company.  This team, led by Mike Elich, has been in charge of day-to-day operations since Bill's original illness in mid-2008."

Conference Call

A conference call will be held at 10 a.m. Pacific time on Friday, January 21, 2011, at which Tony Meeker, Mike Elich and Jim Miller, the company's Chief Financial Officer, will be on hand to answer investors' questions.  To participate in the call, dial (877) 214-1511.  The call identification number is 39124191.  The conference call will also be webcast live at www.barrettbusiness.com.  To access the webcast, click on the Investor Relations section of the Web site and select Webcast.  A replay of the call will be available beginning Friday, January 21, 2011, at 1:00 p.m. PT and ending on Friday, January 28, 2011.  To listen to the recording, dial (800) 642-1687 and enter conference identification code 39124191.

Barrett Business Services, Inc.
Special News Release
January 20, 2011

A conference call to discuss fourth quarter 2010 operating results will be held in early February.  Details for participating in the call will be announced next week.

BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

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